ARTICLES INCORPORATION
                                       OF
               LOS ANGELES INTERNATIONAL FILM & MUSIC MARKET, INC.

                           -------------------

         The undersigned, being an individual, has hereby acted as incorporator in adopting the following Articles of the purpose of organizing a corporation
for profit, under the provisions and subject   to the requirements of Title 7,
Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and herein after sometimes referred to as the General Corporation law of the state of Nevada.


         First: The corporate the name for the corporation (hereinafter called the "Corporation") is Los Angeles International Film & Music Market, Inc., but
the corporation may do business under   the name Angel City International film &
Music Market, or any name derivative of the foregoing as may be decided by the Board of Directors from time to time.


         Second: The street and mailing address, wherever located, of the
initial principal office of the Corporation is 3944 Edgemoor   way, Las Vegas,
Nevada 89121.


         Third: The number of shares that the corporation is authorized to issue is 1,000, at a par value of $.01 each all of which are of the same class and are Common shares.


         Fourth: The street address of the initial registered office of the Corporation in the state of Nevada is 3944 Edgemoor Way, Las Vegas, Nevada the
name of the initial registered agent of corporation   at the said registered
office is Murray Rosenblum.


         Fifth: The name and the address of the incorporator is Lawrence s. Hartman, 13205 Glenmoor Drive, West Palm Beach, Florida 33409.

         Sixth: No holder of any of the shares of any class the corporation shall be entitle as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or


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otherwise acquire shares of any class of the corporation, whether now or hereafter authorized or created, may by used, no may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the board of directors to such individuals and entities, and for such lawful consideration, and on such terms, as the board of directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.


         Seventh: The purposes for which the corporation is organized are as follows:

         The powers of the corporation shall be limited to the ownership and operation of film and video festivals, art and music shows, writing show cases and staged readings, film distribution networks, film production companies and any and all other activities involving film, music, art, the literary field and any form of media as may be approved from time to time by a majority of the share holders of the company.

         To have all of the general powers granted to corporations organized the Nevada general corporation law, whether granted by specific statutory authority or by construction of law, as are incident, necessary and appropriate to accomplish the foregoing.


         Eighth: The duration of the corporation shall be perpetual.


         Ninth: The corporation shall, to the fullest extent permitted by the provisions of the Nevada general corporation law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executers, administrators of such a person.

         TENTH: The initial Board of the Corporation shall consist of two members whose name is Adam Zoblotsky whose address is 1680 N. Pine Street, Hollywood, CA, 90028 and Lawrence Hartman whose address is 1680 N. Pine Street, Hollywood, CA, 90028. The Board of Directors may be expanded to include up to 10 members to be elected by a two-thirds affirmative vote of the shareholders of the Corporation.

         ELEVENTH: Notwithstanding anything herein to the contrary, the Corporation shall:

         (a) Maintain books, records and bank accounts separate from any other person or entity.

         (b) Not commingles assets with those of any other person or entity and add to hold of its assets in its own name.


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         (c) Conduct its own business in its won name.

         (d) Maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other person or entity.

         (e) Pay its own liabilities and expenses out of its own founds.

         (f) Observe all corporation and other organizational formalities.

         (g) Maintain an arms length relationship with its affiliates and to enter into transactions with affiliates only in a commercially reasonable basis; AND

         (h) Pay the salaries of its own employees from its own founds.

         TWELFTH: No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such person as a director or officer, except as may otherwise be required by applicable Nevada statute.


Signed on June 15, 1999


                                              LAWRENCE S. HARTMAN, Incorporator